EXHIBIT 99.2

                         INVESTMENT MANAGEMENT AGREEMENT
                         -------------------------------


          This INVESTMENT MANAGEMENT AGREEMENT is made as of the _______day of _______________ between Spencer Capital Investments I LLC, a Delaware limited liability company (the "Investor"), and Spencer Capital Management, LLC (the "Portfolio Manager").

          WHEREAS, the Investor desires to have an account managed by the Portfolio Manager on a discretionary basis (the "Account");

          WHEREAS, the Portfolio Manager is willing to manage this Account for the Investor, in the manner, upon the terms and subject to the conditions hereinafter set forth;

          WHEREAS, the Portfolio Manager has received and reviewed a copy of the Operational Procedures for the Account attached hereto as Exhibit A;

          NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

          1. Appointment of the Portfolio Manager. Effective the ____ day of __________ and until this Agreement is terminated in accordance with Paragraphs 16 and 17 hereof, the Investor hereby employs the Portfolio Manager to manage, with discretionary authority, the assets from time to time constituting the Account, utilizing the Asset Management Guidelines as detailed in Exhibit B, in the manner, for the period and in accordance with the terms and conditions hereinafter set forth, subject however, to the Operational Procedures for the Account, as the same may be amended from time to time by the Portfolio Manager in accordance with Paragraph 3 hereof. The Investor agrees promptly to furnish, or to cause the Investor's custodian or agent to furnish, to the Portfolio Manager all data and information the Portfolio Manager may reasonably request to: render the investment management services described above; calculate related incentive fees; and comply with reasonable requests for such information from Economic Interest Holders (as defined below) in or service providers to the Portfolio Manager in the course of the Portfolio Manager's business. The Investor shall be solely responsible for the completeness and accuracy of the data and information furnished to the Portfolio Manager hereunder.


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          The Account shall consist of assets of the Investor that are allocated to the Account by the Investor and any appreciation and depreciation therein, less any assets of the Account that are withdrawn from the Account upon notice to the Portfolio Manager in accordance with Paragraph 17 hereof.

          2. Acceptance by the Portfolio Manager. The Portfolio Manager hereby accepts such engagement as the portfolio manager of the Account and agrees to manage the Account in accordance with the terms and conditions of this Agreement.

          3. Operational Procedures. Operational Procedures to be followed by the Portfolio Manager in managing the Account are attached hereto as Exhibit A. The Portfolio Manager reserves the right from time to time to change such Operational Procedures and will cause the Investor to be notified promptly of any such changes; provided, that any material changes will not be effective absent notice to and consent by the Investor. The Investor will be deemed to have consented to any change received in writing if after five business days of receipt of notice of such changes the Investor has not objected thereto. Notwithstanding any other provision of the Agreement, such objection will be valid if given orally.

          4. Portfolio Manager's Authority. Subject to the other terms and conditions of this Agreement, the Portfolio Manager, for and on behalf of the Investor in the Account, is authorized without obtaining the consent of or consulting with the Investor, or any other person:

               (a) in a manner consistent with the investment strategy and investment limitations detailed in the Asset Management Guidelines attached hereto as Exhibit B, the Portfolio Manager may purchase or otherwise acquire, sell (including short sales), dispose of, trade, deal in or hold any securities and financial instruments, including, but not limited to, publicly traded foreign and domestic equity and debt securities, private placements of both equity and debt, money market obligations, put and call options, futures and options on futures, repurchase and reverse repurchase obligations and other securities and financial instruments (collectively, "Securities").


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               (b) to open accounts and place orders with brokers and dealers
(subject to the provisions of Paragraph 5 hereof) to purchase, sell, hold, and otherwise trade in or deal with, any asset in the Account. The Portfolio Manager will ensure that all account forms are duly completed before (or if necessary to complete a trade, contemporaneously with) any new trades are initiated with a new counterpart; and that brokers, dealers, or other persons upon opening a new account are duly instructed to send copies of all account correspondence statements and other documents, to: ___________________________________________.

               (c) to act in all matters with respect to the assets in the Account, including, without limitation, to vote, tender, exchange and convert Securities and exercise rights related thereto; provided, however, that without the prior approval of the Investor, the Portfolio Manager may not transfer any assets in the Account into any account other than an account in the name and for the benefit of the Investor; and generally to perform any other act necessary to enable the Portfolio Manager to carry out its obligations under this Agreement.

          To enable the Portfolio Manager to exercise fully its discretion and authority as provided here, the Investor hereby constitutes and appoints the Portfolio Manager as the Investor's attorney-in-fact with full power and authority for the Investor and on the Investor's behalf to buy, sell and otherwise deal in Securities and contracts relating to same for the Account. The Investor further grants to the Portfolio Manager as the Investor's attorney-in-fact full power and authority to do and perform every act necessary and proper to be done in the exercise of the foregoing powers as fully as the Investor might or could do if personally present. This power of attorney is coupled with an interest and shall terminate only on termination of this Agreement or on receipt by the Portfolio Manager of written notice of the dissolution of the Investor. The parties hereto understand and agree that the Portfolio Manager will not provide accounting or legal advice nor prepare any accounting or legal documents for the implementation of the Account. Further, the parties agree that the Portfolio Manager, in the performance of its obligations and duties under this Agreement, is entitled to rely upon the accuracy of information furnished by the Investor or on its behalf, without further investigation.

          The Investor shall give prompt notice to the Portfolio Manager if the Investor deems any investment made for the Account to be in violation of the Operational Procedures, of directions of the Investor or of


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any other restrictions contained herein. Unless the Investor notifies the
Portfolio Manager of specific additional restrictions not contained in the Agreement, the investments recommended for, or made on behalf of, the Account shall be deemed not to be restricted.

          5. Selection of Brokers. The Portfolio Manager may outsource the placement and execution of trades with respect to the purchase and sale of Securities for the Account and such transaction based service charges shall be paid from the Account or reimbursed by the Investor.

               (a) The Portfolio Manager will allocate transactions for the Investor to brokers on the basis of best execution. When placing orders with brokers and dealers, the primary objective shall be to obtain the most favorable net price and execution, but this requirement shall not be deemed to obligate the Portfolio Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards hereinafter set forth are satisfied. The Portfolio Manager is authorized to the extent permitted by law (including, without limitation, Section 28(e) of the Securities Exchange Act of 1934, as amended), to cause the Investor to pay to brokers and dealers who furnish research and other brokerage services to the Portfolio Manager, an amount of commission for effecting a portfolio transaction in excess of the amount of commission that another broker would have charged for effecting such transaction in recognition of such additional services, but only if the Portfolio Manager determines in good faith that the excess commission is reasonable in relation to the value of the brokerage services provided by such broker or dealer viewed in terms of the Portfolio Manager's overall responsibilities with respect to the discretionary accounts managed by it. To the extent the Portfolio Manager earns soft dollars with respect to the Account, such soft dollars shall inure to the benefit of the Investor.

               (b) The Portfolio Manager represents that it will not use any broker-dealer that is an "affiliated person" (within the meaning of Section 2(a)(3) of the Investment Company Act of 1940, as amended (the "Investment Company Act")) of the Portfolio Manager to effect transactions for the Account. The Portfolio Manager will promptly notify the Investor of any change in the foregoing representations.


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               (c) The Investor consents and agrees that the Portfolio Manager may, but is not required to, aggregate Securities sales and purchase orders of Securities for the Account with similar orders being made simultaneously for other accounts managed by the Portfolio Manager or with accounts of affiliates of the Portfolio Manager, if in the Portfolio Manager's reasonable judgment, such aggregation is reasonably likely to be fair and equitable to the discretionary accounts managed by it. In such instances, the purchase or sale of Securities for the Account will be effected simultaneously with the purchase or sale of like Securities for the accounts of other clients of the Portfolio Manager and its affiliates and all participating accounts will share pro rata in the costs of such transactions. In the event that a particular purchase or sale order cannot be filled at one time, the Portfolio Manager will fill the order over time in a manner consistent with seeking best execution. In such event, the average price of all Securities purchased or sold in such transactions will be determined, and the Investor may be charged or credited, as the case may be, the average transaction price and the Account will be deemed to have purchased or sold its proportionate share of the instruments involved at the average price so obtained. If all such orders cannot be fully executed under prevailing market conditions, the Portfolio Manager may allocate the securities traded among the Investor and such other accounts in a manner which it reasonably considers fair and equitable, taking into account the size of the order placed for the Investor and each such other account as well as any other factors which it deems relevant. In the event that stock exchange regulations prevent the executing broker/dealer from delivering to the Account a confirmation slip with respect to its participation in the aggregated transactions and, in such event, the Portfolio Manager will advise the Investor in writing of any purchase or disposition of instruments for the Account with respect to any such aggregated transaction.

               (d) The Investor understands and agrees that the Portfolio Manager or any Affiliate of the Portfolio Manager may engage in "agency cross transactions" as defined in Rule 206(3)-2 under the Investment Advisers Act of 1940 (the "Advisers Act"), in which the Portfolio Manager or such Affiliate acts as a broker for both the Account and for another person on the other side of the transaction. The Investor understands and agrees that the Portfolio Manager or such Affiliate may receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such agency cross transactions.


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          6. Compensation of the Portfolio Manager. The Portfolio Manager, as
full compensation for services rendered pursuant to this Agreement, shall be paid by the Investor the fees specified in Exhibit C hereto.

          7. Other Advisory Activities of the Portfolio Manager. It is understood that the Portfolio Manager and its principals, partners, officers, employees or affiliates have advisory responsibilities and advisory contracts with other persons, firms and organizations to which it or they provide advisory or asset management services, including other customers' discretionary accounts and investment funds for which it or they serve as asset advisers or asset managers. This may create conflicts of interest with the Account with respect to the Portfolio Manager's time devoted to managing the Account and the allocation of investment opportunities among accounts (including the Account). The Portfolio Manager will attempt to resolve all such conflicts in a manner that is generally fair and equitable to all of its clients. The Portfolio Manager shall be permitted to give advice to the Investor which differs from that made or recommended with respect to such other accounts and customers even though the objectives may be the same or similar; provided however, that the Portfolio Manager acts in good faith and follows a policy of allocating over a period of time opportunities to the Account on a fair and equitable basis relative to such other accounts and customers, taking into consideration the policies and restrictions to which such other accounts and customers and the Account are subject. The Portfolio Manager shall discharge its duties under this Agreement with the same degree of skill, care and diligence as it uses in the administration of such other accounts and the servicing of such other customers, but shall not be obligated to give the Investor treatment more favorable than or preferential to that provided to such other accounts and customers. Nothing in this Agreement shall be deemed to obligate the Portfolio Manager to acquire for the Account any Security that the Portfolio Manager or its officers or employees may acquire for its or their own accounts or for the account of any other client, if in the absolute discretion of the Portfolio Manager, it is not practical or desirable to acquire a position in such Security for the Account.

          8. Representations and Warranties of the Portfolio Manager. The Portfolio Manager represents and warrants that to its knowledge (a) it has obtained all applicable registrations, filings, approvals, authorizations, consents or examinations required in order to serve in its designated capacity with respect to this Agreement, and


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will maintain the same in effect for so long as this Agreement remains in effect; and (b) all purchases and sales of assets in the Account shall at all times conform to and be in accordance with the requirements imposed by applicable securities laws.

          9. Representations and Warranties of the Investor. The Investor represents and warrants to the Portfolio Manager, as of the date hereof and continuing each day throughout the term of this Agreement as follows:

               (a) The Investor has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Investor and is the legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms. The Investor's execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents of the Investor or any obligations by which the Investor is bound, whether arising by contract, operation of law or otherwise. The Investor will deliver to the Portfolio Manager evidence of the Investor's authority and compliance with its governing documents on the Portfolio Manager's request. The Investor agrees that the Portfolio Manager will not be liable for any losses, costs or claims suffered or arising out of the Investor's failure to provide the Portfolio Manager with any documents required to be furnished hereunder.

               (b) The Investor and its advisors have reviewed the Portfolio Manager's Form ADV Parts I and II and Schedule F at least forty eight (48) hours prior to executing this Agreement; are experienced in the engagement of investment advisers and are aware of the risks associated with such engagements, including the risk that the Account could suffer substantial diminution in value or total loss.

               (c) The Investor is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

               (d) The Investor complies and will continue to comply with all applicable laws, rules and regulations (foreign or U.S.), including the U.S. Bank Secrecy Act, USA Patriot Act and other anti-money


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laundering, anti-terrorism and similar laws, rules and regulations and is not the subject of any formal or informal investigation for violation of any applicable law, rule or regulation.

               (e) The Investor hereby represents that it is a "qualified client" as defined in Rule 205-3 under the Advisers Act.

               (f) The Investor is not, nor is it acting on behalf of, (i) an "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not such plan is subject to Title I of ERISA, (ii) a "plan" (as defined in Section 4975(e)(1) of the Code, including without limitation, an individual retirement account), whether or not such plan is subject to Section 4975 of the Code, (iii) an entity whose underlying assets include plan assets by reason of a plan's investment in such entity or (iv) an entity that otherwise constitutes a "benefit plan investor" within the meaning of the Department of Labor Regulation, 29 C.F.R. Section 2510.3-101, including but not limited to, as applicable, an insurance company general account, an insurance company separate account, a collective investment fund or a governmental plan (whether foreign or domestic), a plan maintained by a foreign corporation. The Investor will not be nor will act on behalf of an employee benefit plan or benefit plan investor without prior approval of the Portfolio Manager.

               (g) The Investor understands the risks associated with the Portfolio Manager's investment of the assets in the Account in accordance with this Agreement and agrees to assume the economic risks associated therewith.

               (h) The Investor is not required to be registered as an investment company under the Investment Company Act.

               (i) The Investor is authorized to make the types of investments described herein.

               (j) The Investor has not dealt with a broker or finder in connection with this Agreement and agrees to indemnify and hold the Portfolio Manager and its Affiliates harmless from any claims for brokerage, finder, placement or other fees in connection with the transactions contemplated in this Agreement.


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          10. Limitation on Liability of the Portfolio Manager.

               (a) Neither the Portfolio Manager nor its partners, officers, individuals entitled to receive a return based on the performance of the Portfolio Manager (the "Economic Interest Holders"), any member of any advisory committee or employees shall be liable for any action taken, omitted or suffered by it to be taken or omitted which, in its reasonable judgment and in good faith, the Portfolio Manager or its partners, officers, Economic Interest Holders, any member of any advisory committee or employees believed to be authorized by or within the discretionary powers conferred upon it by or pursuant to this Agreement, or which was taken (or omitted) in accordance with specific instructions of the Investor; provided, however, that, (except when the Portfolio Manager is acting in accordance with the specific instructions or directions of the Investor) no provision of this Agreement shall be construed to protect the Portfolio Manager and its partners, officers, Economic Interest Holders, any member of any advisory committee and employees from liability or losses resulting from gross negligence, breach of fiduciary duty, willful misfeasance, or bad faith in the performance of its obligations and duties under this Agreement. The Investor will indemnify and hold the Portfolio Manager and its partners, officers, Economic Interest Holders, any member of any advisory committee and employees and their legal representatives harmless from and against all losses, claims, liabilities and expenses of any kind (including reasonable attorneys' fees and expenses) and amounts paid in satisfaction of judgments, in compromise or as fines or penalties (a "Loss") resulting from (i) any inaccuracy of any representation made by the Investor herein (including any supplement hereto), (ii) the following by the Portfolio Manager of a direction given by the Investor or (iii) actions or omissions taken by the Portfolio Manager or its partners, officers, Economic Interest Holders, any member of any advisory committee and employees pursuant to this Agreement other than with respect to any Loss resulting from the gross negligence, breach of fiduciary duty, willful misfeasance or bad faith of the Portfolio Manager provided that indemnification for any loss falling solely under subsection iii of this paragraph 10a will be capped at the value of all contributions to the account without consideration of any withdrawals, gains or losses. The Investor acknowledges that it understands that no particular rate of return on the assets in the Account has been promised or indicated by the Portfolio Manager.


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               (b) The limitations on liability provided under this Section 10 are not to be construed so as to provide for exculpation of any person described in this Section for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section 10 to the maximum extent permitted by applicable law.

               (c) The Investor agrees that, as the Investor has agreed to a custodian or other manner of safekeeping for the assets in the Account, the Portfolio Manager shall have no liability to the Investor or any other person for any loss or other harm to any property in the Account, whether held in the custody of a custodian or any other person, including any harm to any property in the Account held in the custody of a custodian resulting from the insolvency of the custodian or any acts of the agents or employees of the custodian and whether or not the full amount of such loss is covered by the Securities Investor Protection Corporation ("SIPC") or any other insurance which may be carried by the custodian. The Investor understands that SIPC provides only limited protection for the loss of property held by a broker-dealer.

          11. Confidentiality. The Portfolio Manager shall treat as confidential the identities of the persons associated with the Account and shall not disclose the same to outside parties except (a) with the prior written consent of such persons, (b) as may be necessary to comply with applicable governmental laws, rules and regulations, (c) as required or requested by regulators or (d) to effectively perform its obligations and duties under this Agreement. The Portfolio Manager agrees to provide the Investor with notice and an opportunity to object to requests by regulators unless not permitted to do so by such regulators.

          The Investor shall treat all non-public information about the Portfolio Manager's trading strategies furnished hereunder as confidential and shall not disclose such non-public information to third parties except (x) with the prior written consent of the Portfolio Manager, (y) as may be necessary to comply with applicable governmental laws, rules and regulations, or (z) as required or requested by regulators; provided, however, that the Investor may provide information regarding investment positions held by the Investor and the performance of the


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Investor and the Account to the respective agents and advisers of such members in the ordinary course of the Investor's business.

          12. Record-Keeping. The Portfolio Manager shall maintain and preserve on behalf of the Investor copies of the records as specified in the Operational Procedures and such additional records as the Investor and the Portfolio Manager agree to in writing. The Investor may from time to time, issue specific instructions to the Portfolio Manager as to the manner in which such copies of records shall be maintained by amending the Operational Procedures. The Portfolio Manager agrees that such copies of records are the property of the Investor, agrees to preserve such copies of records for a period of not less than three years from the end of the fiscal year of the Investor in which the transactions reflected therein occurred, and promptly to surrender such copies of records to the Investor or its designee when so requested by the Investor; provided however, that the Portfolio Manager shall be permitted to retain copies of such records to the extent necessary to comply with applicable law and for purposes of using the track record generated by the management of the Account or to the extent they are incorporated in the Portfolio Manager's records.

          13. Reports. The Portfolio Manager shall provide the Investor with the periodic reports and information regarding the Portfolio Manager's activities hereunder as specified in the Operational Procedures and such other periodic reports and information as the Investor and the Portfolio Manager agree in writing, which reports may be prepared by the Portfolio Manager without the assistance of outside accountants. The Portfolio Manager shall also provide the Investor with reports (such as monthly letters) which are distributed to all other clients of the Portfolio Manager.

          14. Independent Contractor. The Portfolio Manager shall for all purposes of this Agreement be deemed to be an independent contractor of the Investor and, except as otherwise expressly provided herein, shall have no authority to act for or represent the Investor or to otherwise be deemed an agent of the Investor.

          15. Authority. Each of the parties to this Agreement hereby represents that to its knowledge it is duly authorized and empowered to execute, deliver, and perform this Agreement and that such action does not


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conflict with or violate any provision of law, rule or regulation, contract, deed or trust or other instrument to which it is a party or to which it or any of its property is subject and that this Agreement to its knowledge constitutes a valid and binding obligation enforceable in accordance with its terms. The Portfolio Manager shall, from time to time when so requested by the Investor, furnish certificates of its officers or partners evidencing the authority of the officers, partners, employees or agents of the Portfolio Manager to act on its behalf.

          16. Term. This Agreement shall be effective as of the latter of the date first above written for an initial term of two years from said effective date and shall be renewed automatically for successive one year terms thereafter, unless terminated as provided herein.

          17. Withdrawal; Termination; Assignment.

               (a) Withdrawal. The Investor may not withdraw all or any portion of the Account prior to the termination of the Agreement.

               (b) Termination and Assignment.

                    (i) The Investor may terminate this Agreement, for any reason, upon not less than sixty (60) days' written notice to the Portfolio Manager; provided, however, that in the event of a material breach of this Agreement by the Portfolio Manager, the Investor may terminate this Agreement immediately upon written notice to the Portfolio Manager; provided, further, that if Kenneth H. Shubin Stein is not actively involved in the management of the Account for any reason for fifteen (15) consecutive days, other than absence due to annual leave under ordinary employment conditions, the Portfolio Manager shall promptly notify the Investor, and the Investor may terminate this Agreement by delivering notice of such termination to the Portfolio Manager within ten (10) days of delivery of notice. A termination notice may not be rescinded upon its receipt by the Portfolio Manager.

                    (ii) The Portfolio Manager may terminate this Agreement, for any reason, upon not less than thirty (30) days' written notice to the Investor.


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                    (iii) This Agreement may not be assigned (as such term is
     defined under the Advisers Act) without the consent of the Investor. To the fullest extent permitted by applicable law, in the event the Investor fails to object to a notice of a proposed assignment within thirty (30) calendar days after notice of such assignment is effectively given to the Investor under this Agreement, the Investor shall be deemed to have consented to such assignment.

                    (iv) This Agreement will automatically terminate upon the liquidation of the Account.

                    (v) Any termination of this Agreement shall be without the payment of any penalty, except that any person required to pay compensation under any provision of this Agreement for services rendered prior to the effective date of such termination shall remain liable therefore to the party to whom such compensation is due and owing, notwithstanding such termination. Nothing herein shall relieve any party of any liability for any breach of this Agreement.

                    (vi) Upon termination of this Agreement, the Portfolio Manager shall have the right, in his sole discretion, to either (A) liquidate the Account in an orderly manner and distribute all proceeds to the Investor in the form of cash so as to minimize the economic impact of such liquidation on the Account and any other accounts advised by the Portfolio Manager, or (B) deliver a payment to the Investor in the form of cash equal to the U.S. dollar value of the interest of the Investor in the Account as of the date of termination; provided, however, that such liquidation pursuant to clause (A) of this subsection or cash payment pursuant to clause (B) of this subsection shall occur within 30 days of termination.

          18. Expenses.

               (a) The Investor shall pay or reimburse the Portfolio Manager and its respective affiliates for its allocable share of (A) all investment related costs, including research and trading expenses, including, but not limited to, hardware, software, products, services and professionals' fees useful in the investment process,


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brokerage commissions, margin interest, expenses related to short sales, custodial fees, clearing and settlement charges, travel expenses incurred in connection with investment due diligence, monitoring or the assertion of rights or pursuit of remedies (including, without limitation, pursuant to bankruptcy or other legal proceedings, or participation in informal committees of creditors or other security holders of an issuer), and external data services; and (B) all fees to protect or preserve any investment held by the Investor, as determined in good faith by the Portfolio Manager, and all fees and other expenses incurred in connection with the investigation, prosecution or defense of any claims by or against the Investor. The Portfolio Manager, in its sole discretion, may from time to time pay for any of the foregoing expenses or waive its right to reimbursement for any such expenses, and may also terminate any such voluntary payment or waiver of reimbursement. These expenses shall be submitted for payment to the Investor and payment shall be due within 15 days of submission.

               (b) The Portfolio Manager will pay its own general operating and overhead type expenses which are part of its day-to-day management of the Account.

          19. Trade Errors. The Portfolio Manager's decision to grant limited trading authority, to use reliable brokers and to review trades promptly is intended to prevent trade errors from occurring. However, on those occasions when such an error does occur, the Portfolio Manager will reasonably determine how to correct the error. If the error results in losses, such losses will not be reimbursed. The Portfolio Manager will not use brokerage for one fund or account to fix errors in another fund or account. The Portfolio Manager will maintain records of such errors including information about the trade and how the error was corrected which will be made available to the Investor on request.

          20. Notices. Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement shall be in writing and addressed as indicated in Exhibit D; provided, however, that the Portfolio Manager shall be required to send the communication identified in Exhibit A hereto to the parties and in the manner specified therein. Any party may designate a different address by giving notice in accordance


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with this Paragraph 20 to the other parties. All notices given hereunder shall be deemed to have been given upon receipt.

          21. Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties to this Agreement, the parties expressly agree that all terms and provisions of this Agreement shall be construed in accordance with, and governed by the laws of the State of New York, United States without reference or giving effect to the conflict of laws provisions thereof.

          22. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the Account, or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, shall be resolved exclusively by arbitration to be conducted only in the county and state of New York at the time of such dispute. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, applying the laws of the State of New York without reference or giving effect to the principles of conflicts of laws. The parties agree that there shall be one arbitrator, and that arbitrator shall be a retired judge who is experienced in dispute resolution regarding the securities industry. The parties agree that the arbitration award: (1) shall be final and binding; (2) shall not include any factual findings, conclusions of law, or any written statements of the reasons for the award; and (3) shall not include any award of punitive or consequential damages. Judgment on any award may be entered in any court of competent jurisdiction in the county and state of New York.

          23. Sole Agreement. This Agreement (including the Exhibits attached hereto) constitutes the only agreement between the parties with respect to the management of the Account and correctly sets forth the rights, duties, and obligations of each party to the other as of the date hereof. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

          24. Waiver or Modifications. No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by both parties. No failure to exercise and no delay in exercising on the part of any party hereto, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof.


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


          25. Assignment and Delegation. This Agreement may not be assigned by either party absent the prior written consent of the other party. This Agreement binds and inures to the benefit of its parties, their successors and assigns.

          26. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

          27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

          28. Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to interpret or modify the provisions hereof.

          29. Survival. The provisions of Paragraphs 6, 10, 11, 12, 18, 21, 22 and 29 hereof shall survive the termination of this Agreement.




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


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

                    Spencer Capital Investments I LLC


                    By:
                        -------------------------------------------------
                         Name:
                         Title:

                    The Investor is ___/ is not ___ eligible to participate in "new issue" securities in accordance with Rule 2790 of the Conduct Rules of the U.S. National Association of Securities
                    Dealers, Inc.


                    Spencer Capital Management, LLC


                    By:
                        -------------------------------------------------
                         Name:   Kenneth H. Shubin Stein
                         Title:  Managing Member





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


                                    EXHIBIT A

                             OPERATIONAL PROCEDURES
                             ----------------------

1. Registration. All securities, balances and other assets will be registered in the name of, or held in street name for the account of Spencer Capital Investment 1_____, managed account of Spencer Capital Management, LLC, in accordance with the instructions provided by the Investor.

2. Custodian. The Custodian shall be Goldman Sachs or a successor entity as agreed by the Investor and the Portfolio Manager. The Custodian shall provide direct access to the portfolio records of the Account to the Investor and to the Portfolio Manager.

3. Confirmations. As soon as practicable after the Portfolio Manager effects a purchase or sale of securities or concludes any transaction which in any way affects the assets or liabilities of the Account, either directly or indirectly, the Portfolio Manager, will:

     (a) advise _____________________________by e-mail transmission at
     __________________ and/or by fax at ______________________________ of
     details of each transaction, specifically:

          (i)    a description of the security or investment;

          (ii)   quantity bought or sold;

          (iii)  the settlement date and trade date;

          (iv) price or rate at which the deal is effected in US dollars or local currency (if applicable);

          (v)    commission and stamp duty or other charges incurred;

          (vi)   the total cost or net receipt from the transaction;

          (vii)  the broker through which the trade was executed;

     and

     (b) Instruct the custodian, broker or agent to confirm all details directly to _________________ by mail, fax or email.

4. Quarterly Reports. The Portfolio Manager shall provide the Investor and the Investor's custodian with quarterly reports on the holdings and balances in the Account and performance information relating to the Account within 15 days of the end of each quarter during the term of this Agreement.




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


                                    EXHIBIT B

                           Asset Management Guidelines
                           ---------------------------

The Account's objective will be limited to investing in options and other derivatives referenced to Borders Group, Inc., a U.S.-based specialty retail company listed on the New York Stock Exchange. In connection with this objective, the Portfolio Manager may, in its sole discretion, utilize both exchange-traded and over-the-counter derivatives, including, but not limited to, options and swap agreements.

The Investor understands that derivative instruments are highly volatile, involve certain special risks and expose the Account to a high risk of loss. The low initial margin deposits normally required to establish a position in such instruments permit a high degree of leverage. As a result, depending on the type of instrument, a relatively small movement in the price of a contract may result in a profit or a loss that is high in proportion to the amount of funds actually placed as initial margin and may result in unquantifiable further losses exceeding any margin deposited. There is no limit on the amount of implied leverage the Account may incur. In addition, daily limits on price fluctuations and speculative position limits on exchanges may prevent prompt liquidation of positions resulting in potentially greater losses. Transactions in over-the-counter contracts may involve additional risk as there is no exchange market on which to close out an open position. The Account is also subject to the risk of the inability or refusal of its counterparties to perform with respect to such contracts. It may be impossible to liquidate an existing position, to assess the value of a position or to assess the exposure to risk. Contractual asymmetries and inefficiencies can also increase risk, such as break clauses, whereby a counterparty can terminate a transaction on the basis of a certain reduction in net asset value, incorrect collateral calls or delays in collateral recovery.

A call option, upon payment of a premium, gives the purchaser of the option the right to buy, and the seller the obligation to sell, the underlying instrument at the exercise price. If a call option purchased by the Account were permitted to expire without being sold or exercised, the Account would lose the entire premium it paid for the option. Swaps and certain options and other custom instruments are subject to the risk of non-performance by the counterparty, including risks relating to the financial soundness and creditworthiness of the counterparty.

The performance of the derivatives in which the Account will invest will be based solely on the appreciation of the common stock of Borders Group, Inc. If the common stock of Borders Group, Inc. fails to appreciate (or fails to appreciate above any relevant "strike price"), or if the gains on the derivatives in which the Account invests are not realized at a time when such common stock has appreciated, the Account will not realize any profit and may suffer substantial or total loss. To the extent the Account holds call options or similar derivatives that have no value if the underlying common stock fails to appreciate, the Account will suffer a total loss on such investments.

Affiliates of the Portfolio Manager serve as the investment adviser for the Spencer Capital Opportunity Fund, LP, the Spencer Capital Opportunity Fund II, LP, two domestic private investment partnerships, and the Spencer Capital Offshore Opportunity Fund, Ltd, a Cayman Islands exempted company as well as other separately managed accounts and the Spencer Capital Select Fund, LP also a domestic private investment partnership (collectively, the "Spencer Funds"). There is no limitation on the ability of the Spencer Funds or any other client of the Portfolio Manager or its affiliates to invest in the same securities and instruments as the Account, take long positions in the stock of Borders Group, Inc., or take opposite positions from positions held by the Account (for example, sell Borders Group, Inc. short while the Account holds call options long).

                                    EXHIBIT C

                                      Fees
                                      ----

Incentive Fee
-------------

     Upon liquidation of the Account, the Portfolio Manager shall be entitled to an incentive fee as follows:

          (a) 10% of the amount of net realized income, if any, of the Account as reflected in the books of the Account as of the liquidation of the Account (excluding, for the avoidance of doubt, the payment of the incentive fee to the Portfolio Manager); and

          (b) The incentive fee shall be payable by the Investor upon the Portfolio Manager's written request, accompanied by a statement setting forth the computation of the fee, within fifteen (15) days after the liquidation of the Account.

     In the event that the Investor disputes the calculation of the incentive fee it shall notify the Portfolio Manager in writing and attach its calculation of the incentive fee within such fifteen (15) day timeframe. The parties shall then negotiate in good faith regarding the resolution of the discrepancies between the two fee calculations and if they fail to agree within fifteen (15) days from such notice to the Portfolio Manager, they shall submit the dispute to arbitration.

                                    Exhibit D

                                     Notices
                                     -------

     Notices to the Investor shall be addressed to:

     ______________________________
     ______________________________
     ______________________________
     ______________________________

     Notices to the Custodian shall be addressed to:

     Ms. Jessica Yurocko
     Goldman, Sachs & Co.
     One New York Plaza, 48th Floor
     New York, NY 10004
     Tel: +1-212-902-4669
     Fax: +1-212-428-1689
     Email: jessica.yurocko@gs.com

     Notices to the Portfolio Manager shall be addressed to:

     Ms. Suzanne Kerrigan Ciongoli
     Spencer Capital Management, LLC
     1995 Broadway, Suite 1801
     New York, NY 10023
     Tel: +1-212-799-4714
     Fax: +1-646-349-9642
     Email: skc@spencercapital.com